NATIONAL RV HOLDINGS, INC

FOR IMMEDIATE RELEASE:                                                 CONTACT:
                                                               Thomas J Martini
                                                                   800.322.6007
                                                                   cfo@nrvh.com



                     NATIONAL R.V. HOLDINGS, INC. ANNOUNCES
             SIGNING SALE LEASEBACK AGREEMENT TO RAISE $33.5 MILLION

Perris, CA, November 22, 2006 - National R.V. Holdings, Inc. (NYSE Arca: NVH), the owner of leading RV manufacturers National RV, Inc. and Country Coach, Inc., today announced that it has entered into an agreement to sell and leaseback its Perris, California property to Warrior Holdings, Inc., the owner of Weekend Warrior. At closing, the transaction will infuse $33.5 million of capital into the Company enabling it to, among other actions, substantially reduce the outstanding balance on its working capital line of credit. The transaction provides for a long-term lease that will allow the Company to lease the property for up to 20 years.

Commenting on the agreement, Brad Albrechtsen, the Company's chief executive officer, stated "This transaction will bring a substantial amount of capital into the Company at a critical time. We are pleased that our business partners will now be able to come to the Louisville show seeing that the Company has taken this significant step towards solving its liquidity challenges. These challenges," continued Albrechtsen, "were triggered earlier this year when National RV received defective fiberglass that it used to construct sidewalls on at least 72 motorhomes. This had a tremendous impact on our cash flow."

Under the terms of the agreement the sales price is $33.5 million, and calls for the Company to enter into a 10-year, triple-net lease with approximately $2.7 million in annual lease payments, which increase 3% per year. The lease will include two 5-year renewal options. The agreement provides for customary closing conditions, including a due diligence period by the buyer through December 18, 2006 with closing scheduled to occur on or about December 21, 2006.

ABOUT NATIONAL R.V. HOLDINGS, INC.

National R.V. Holdings, Inc., through its two wholly owned subsidiaries, National RV, Inc. (NRV) and Country Coach, Inc. (CCI), is one of the nation's leading producers of motorized recreation vehicles. NRV is located in Perris, California where it produces Class A gas and diesel motor homes under model names Dolphin, Islander, Pacifica, Sea Breeze, Surf Side, Tradewinds and Tropi-Cal. CCI is located in Junction City, Oregon where it produces high-end Class A diesel motor homes under the model names Affinity, Allure, Inspire, Intrigue, Tribute, Rhapsody and Magna, and bus conversions under the Country Coach Prevost brand.

This release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the Company's future expectations, performance, plans, and prospects, as well as assumptions about future events. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested herein due to certain risks and uncertainties including, without limitation, the cyclical nature of the recreational vehicle industry; continuation of losses; the ability of the Company to address the effects caused by fiberglass material supplied by a third party supplier; the ability of the Company's new and redesigned product introductions to achieve market acceptance; the ability of the Company to close the sale leaseback transaction discussed above; the ability of the Company to obtain long-term debt financing; seasonality and potential fluctuations in the Company's operating results; any material weaknesses in the Company's internal control over financial reporting or the failure to remediate any of the previously disclosed material weaknesses; any failure to implement required new or improved controls; the Company's ability to maintain its stock exchange listing; the Company's dependence on chassis suppliers; potential liabilities under dealer/lender repurchase agreements; competition; government regulation; warranty claims; product liability; and dependence on certain dealers and concentration of dealers in certain regions. Certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested are set forth in the Company's Form 10-K and other filings with the Securities and Exchange Commission (SEC) and the Company's public announcements, copies of which are available from the SEC or from the Company upon request.

                                           ###